Exhibit A

NORTHERN LIGHTS FUND TRUST III CLASS C

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Date Last Amended: May 7, 2014

Fund Name	Maximum Authorized Rate	Currently Approved Rate	Distributor
Even Keel Managed Risk Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Even Keel Opportunities Managed Risk Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Even Keel Traveler Managed Risk Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Even Keel Explorer Managed Risk Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Good Harbor U.S. Tactical Core Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Good Harbor Tactical Core International Developed Markets Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Good Harbor Tactical Core International Emerging Markets Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Good Harbor Tactical Equity Income Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Good Harbor Tactical Currency Strategy Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Persimmon Long/Short Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Pinnacle Tactical Allocation Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Swan Defined Risk Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Taylor Xplor Managed Futures Strategy Fund	1.00%	1.00%	Northern Lights Distributors, LLC
The Covered Bridge Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Cane Alternative Strategies Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Newfound Risk Managed Global Sectors Fund	1.00%	1.00%	Northern Lights Distributors, LLC
HCM Tactical Growth Fund	1.00%	1.00%	Northern Lights Distributors, LLC
Tactical Core US II Fund	1.00%	1.00%	Northern Lights Distributors, LLC

Acknowledged and Approved by:

Northern Lights Fund Trust III:

By:    /s/ Andrew Rogers

Andrew Rogers, President

Northern Lights Distributors, LLC:

By:    /s/ Brian Nielsen

Brian Nielsen, Chief Executive Officer